Exhibit 99.1

FOR RELEASE:  Wednesday, July 28, 2021 at 4:30 PM (Eastern)

QUAINT OAK BANCORP, INC. ANNOUNCES SECOND QUARTER EARNINGS

Southampton, PA – Quaint Oak Bancorp, Inc. (the “Company”) (OTCQB: QNTO), the holding company for Quaint Oak Bank (the “Bank”), announced today that net income for the quarter ended June 30, 2021 was $1.5 million, or $0.76 per basic and $0.72 per diluted share, compared to $731,000, or $0.37 per basic and $0.36 per diluted share for the same period in 2020. Net income for the six months ended June 30, 2021 was $2.5 million, or $1.28 per basic and $1.22 per diluted share, compared to $1.2 million, or $0.59 per basic and $0.58 per diluted share for the same period in 2020.

Robert T. Strong, President and Chief Executive Officer stated, “It is my pleasure to present our earnings release for the second quarter of 2021.  Our net income for the quarter ended June 30, 2021 was 106.4% higher than the comparable period of one year ago amounting to $1.5 million.  The net income for the six months ended June 30, 2021 was 118.3% higher than the comparable period of one year ago amounting to $2.5 million.”

Mr. Strong added, “Total assets increased 8.9% as of June 30, 2021 when compared to December 31, 2020.  Our largest increase was in commercial business loans which increased 67.3% primarily due to round two of SBA PPP loans. The increase in assets was funded through existing liquidity without the need for additional borrowings.”

Mr. Strong commented, “Conversely, our Federal Home Loan Bank advances were reduced by 10.5% along with a 62.9% reduction in Federal Reserve Bank borrowings at June 30, 2021 compared to December 31, 2020.”

Mr. Strong continued, “Excluding PPP loans, which are 100% guaranteed by the SBA, the allowance for loan losses to total loans was 1.39% at June 30, 2021. Additionally, Non-performing assets amounted to $351,000, or 0.07% of total assets at June 30, 2021 compared to $929,000 or 0.19% of total assets at December 31, 2020.  Finally, our Texas Ratio was 1.00% at June 30, 2021.  We are very pleased at the continued performance within our loan portfolio.”

Mr. Strong concluded, “As previously reported, the Company declared a second quarterly cash dividend this year announced July 15, 2021 and payable August 9, 2021.  Additionally, I am pleased to report that total stockholders’ equity increased 15.6% at June 30, 2021 compared to December 31, 2020.  As always, in conjunction with having maintained a strong repurchase plan, our current and continued business strategy includes long-term profitability and payment of dividends reflecting our strong commitment to shareholder value.”

As it has since the start of the COVID-19 pandemic, the Company continues to assess the effects of the pandemic on its employees, customers and the communities we serve.  In March 2020, the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) was enacted.  The CARES Act contains many provisions related to banking, lending, mortgage forbearance and taxation.  Since March 2020, the Company has continued to work diligently to help support its existing and new customers through the SBA Paycheck Protection Program (“PPP”), loan modifications, loan deferrals and fee waivers. On December 27, 2020, the Economic Aid to Hard-Hit Small Businesses, Nonprofits, and Venues Act (the “Economic Aid Act”) became law.  The Economic Aid Act opened a new PPP loan period for first loans and implemented a second loan draw for certain PPP borrowers, each through May 31, 2021.  Under the first round the Company funded 854 PPP loans totaling $95.1 million.  As of June 30, 2021, 725 of these first round PPP loans totaling $70.3 million were forgiven under the SBA forgiveness program. Under the second round of PPP the Company funded 982 PPP loans totaling $88.3 million as of June 30, 2021. As of June 30, 2021, 44 of the second round PPP loans totaling $1.3 million have been forgiven under the SBA forgiveness program.

The Bank also continues to work with our customers affected by COVID-19 through payment accommodations on their loans. Borrowers who were current prior to becoming affected by COVID-19, that received payment accommodations as a result of the pandemic, generally are not reported as past due. Effects of COVID-19 may negatively impact management assumptions and estimates, such as the allowance for loan losses.  The Bank continues to evaluate all payment accommodations to customers to identify and quantify any impact they might have on the Bank. However, it is difficult to assess or predict how and to what extent COVID-19 will affect the Company in the future.

On January 4, 2021, Quaint Oak Bank, the wholly-owned subsidiary of Quaint Oak Bancorp, Inc., invested $3.0 million for a 51% majority ownership interest in Oakmont Capital Holdings, LLC (“Oakmont”), a multi-state equipment finance company based in West Chester, Pennsylvania with a second significant facility located in Albany, Minnesota.  Oakmont has been providing commercial equipment financing and working capital throughout all 50 states since 1998.  Quaint Oak Bank and Oakmont have had an existing business relationship since 2015.  The investment in Oakmont provides additional financial resources to support Oakmont’s national expansion plans within the equipment finance industry as well as support an expansion of Oakmont’s business lines, while adding an equipment finance company to Quaint Oak Bank’s subsidiary companies.  The financial results that follow include Quaint Oak Bank’s investment in Oakmont.

Net income amounted to $1.5 million for the three months ended June 30, 2021, an increase of $778,000, or 106.4%, compared to net income of $731,000 for the three months ended June 30, 2020.  The increase in net income on a comparative quarterly basis was primarily the result of an increase in net interest income of $2.1 million and an increase in non-interest income of $1.2 million, partially offset by an increase in non-interest expense of $2.1 million, an increase in the provision for income taxes of $273,000, and an increase in the provision for loan losses of $143,000.

The $2.1 million or 78.3% increase in net interest income for the three months ended June 30, 2021 over the comparable period in 2020 was driven by a $1.8 million, or 44.9%, increase in interest income.  The increase in interest income was primarily due to a $169.3 million increase in average loans receivable, net, including loans held for sale, which increased from an average balance of $316.5 million for the three months ended June 30, 2020 to an average balance of $485.8 million for the three months ended June 30, 2021, and had the effect of increasing interest income $2.1 million. This increase in interest income was partially offset by a 20 basis point decrease in the yield on average loans receivable, net, including loans held for sale, which decreased from 4.92% for the three months ended June 30, 2020 to 4.72% for the three months ended June 30, 2021, and had the effect of decreasing interest income $237,000.  The decline in loan yield is primarily the result of lower yielding PPP loans funded from the second quarter of 2020 through the second quarter of 2021, partially offset by the increase in the amortization of deferred loan fees related to forgiven PPP loans.

The $270,000, or 19.6%, decrease in interest expense was primarily attributable to a 94 basis point decrease in rate on average certificate of deposit accounts, which decreased from 2.09% for the three months ended June 30, 2020 to 1.15% for the three months ended June 30, 2021, and had the effect of decreasing interest expense by $411,000.  Interest expense on deposits continues to be actively managed to lower our cost of funds. This decrease was also partially attributable to a $16.7 million decrease in average certificate of deposit accounts which decreased from an average balance of $191.6 million for the three months ended June 30, 2020 to an average balance of $174.9 million for the three months ended June 30, 2021, and had the effect of decreasing interest expense $87,000.  This decrease in interest expense was partially offset by a $144.1 million increase in average money market accounts which increased from an average balance of $34.0 million for the three months ended June 30, 2020 to an average balance of $178.1 million for the three months ended June 30, 2021, and had the effect of increasing interest expense by $290,000. This increase in money market interest expense was partially offset by a 15 basis point decrease in the rate on average money market accounts, which decreased from 0.80% to 0.65% for the three months ended June 30, 2021, and had the effect of decreasing interest expense by $69,000. The average interest rate spread increased from 2.53% for the three months ended June 30, 2020 to 3.28% for the three months ended June 30, 2021 while the net interest margin increased from 2.92% for the three months ended June 30, 2020 to 3.50% for the three months ended June 30, 2021.

The $143,000, or 46.9%, increase in the provision for loan losses for the three months ended June 30, 2021 over the three months ended June 30, 2020 was based on an evaluation of the allowance relative to such factors as volume of the loan portfolio, concentrations of credit risk, prevailing economic conditions, which includes the impact of the COVID-19 pandemic, prior loan loss experience and amount of non-performing loans at June 30, 2021.

The $1.2 million, or 85.2%, increase in non-interest income for the three months ended June 30, 2021 over the comparable period in 2020 was primarily attributable to a $509,000, or 61.6%, increase in net gain on loans held for sale, a $328,000 increase in loan servicing income, a $171,000, or 48.7%, increase in mortgage banking, equipment lending, and title abstract fees, a $100,000, or 204.1%, increase in other fees and service charges, a $45,000 increase in gain on sale of investment securities available for sale, a $14,000, or 26.9%, increase in gain on sales from SBA loans, a $13,000, or 10.8%, increase in insurance commissions and a $3,000, or 10.0%, increase in real estate sales commissions, net.  The increases in net gain on loans held for sale, loan servicing income, and mortgage banking, equipment lending, and title abstract fees were primarily attributable to Oakmont’s results for the three months ended June 30, 2021.  These increases were partially offset by an $18,000 decrease in net gains on sale and write-downs of other real estate owned.

The $2.1 million, or 79.4%, increase in non-interest expense for the three months ended June 30, 2021 over the comparable period in 2020 was primarily due to a $1.7 million, or 92.8%, increase in salaries and employee benefits expense, a $169,000, or 77.5%, increase in occupancy and equipment expense, a $105,000, or 92.9%, increase in professional fees, a $73,000, or 29.7%, increase in other expense, a $47,000, or 62.7%, increase in advertising expense, a $46,000, or 170.4%, increase in FDIC deposit insurance assessment, a $42,000, or 26.3%, increase in data processing expense, and an $8,000, or 15.4%, increase in Directors’ fees and expenses. The increase in salaries and employee benefits is primarily due to generally expanding and improving the level of staff at the Bank and its subsidiary companies, including Oakmont. The increases in occupancy and equipment expense, professional fees, and advertising expense were primarily due to Oakmont’s results for the three months ended June 30, 2021.  The increase in non-interest expense was partially offset by a $5,000, or 62.5%, decrease in other real estate owned expense.

The provision for income tax increased $273,000, or 92.9%, from $294,000 for the three months ended June 30, 2020 to $567,000 for the three months ended June 30, 2021 due primarily to the increase in pre-tax income.

Net income amounted to $2.5 million for the six months ended June 30, 2021, an increase of $1.4 million, or 118.3%, compared to net income of $1.2 million for the six months ended June 30, 2020.  The increase in net income was primarily the result of an increase in net interest income of $3.5 million and an increase in non-interest income of $2.6 million, partially offset by an increase in non-interest expense of $4.0 million, an increase in the provision for income taxes of $521,000, and an increase in the provision for loan losses of $282,000.

The $3.5 million or 70.7% increase in net interest income for the six months ended June 30, 2021 over the comparable period in 2020 was driven by a $3.0 million, or 39.3%, increase in interest income.  The increase in interest income was primarily due to a $187.4 million increase in average loans receivable, net, including loans held for sale, which increased from an average balance of $286.1 million for the six months ended June 30, 2020 to an average balance of $473.5 million for the six months ended June 30, 2021, and had the effect of increasing interest income $4.8 million. This increase in interest income was partially offset by a 72 basis point decrease in the yield on average loans receivable, net, including loans held for sale, which decreased from 5.15% for the three months ended June 30, 2020 to 4.43% for the six months ended June 30, 2021, and had the effect of decreasing interest income $1.7 million. The decline in loan yield is primarily the result of lower yielding PPP loans funded from the second quarter of 2020 through the second quarter of 2021 and the impact of the Federal Reserve’s 150 basis point rate cuts in March 2020, partially offset by the increase in the amortization of deferred loan fees related to forgiven PPP loans.

The $437,000, or 15.6%, decrease in interest expense was primarily attributable to a 94 basis point decrease in rate on average certificate of deposit accounts, which decreased from 2.17% for the six months ended June 30, 2020 to 1.23% for the six months ended June 30, 2021, and had the effect of decreasing interest expense by $878,000.  Interest expense on deposits continues to be actively managed to lower our cost of funds. Also contributing to this decrease was a $4.7 million decrease in average certificate of deposit accounts which decreased from an average balance of $190.1 million for the six months ended June 30, 2020 to an average balance of $185.4 million for the six months ended June 30, 2021, and had the effect of decreasing interest expense $51,000.  This decrease in interest expense was  partially offset by a $123.6 million increase in average money market accounts which increased from an average balance of $30.1 million for the six months ended June 30, 2020 to an average balance of $153.7 million for the six months ended June 30, 2021, and had the effect of increasing interest expense by $496,000. This increase in money market interest expense was partially offset by an 11 basis point decrease in the rate on average money market accounts, which decreased from 0.80% to 0.69% for the six months ended June 30, 2021, and had the effect of decreasing interest expense by $89,000. The decrease in interest expense was also partially offset by an increase in average other borrowings of $5.1 million which had the effect of increasing interest expense by $96,000. The average interest rate spread increased from 2.68% for the six months ended June 30, 2020 to 2.96% for the six months ended June 30, 2021 while the net interest margin increased from 3.02% for the six months ended June 30, 2020 to 3.18% for the six months ended June 30, 2021.

The $282,000, or 67.1%, increase in the provision for loan losses for the six months ended June 30, 2021 over the six months ended June 30, 2020 was based on an evaluation of the allowance relative to such factors as volume of the loan portfolio, concentrations of credit risk, prevailing economic conditions, which includes the impact of the COVID-19 pandemic, prior loan loss experience and amount of non-performing loans at June 30, 2021.

The $2.6 million, or 98.1%, increase in non-interest income for the six months ended June 30, 2021 over the comparable period in 2020 was primarily attributable to a $943,000, or 58.7%, increase in net gain on loans held for sale, a $551,000 increase in loan servicing income, a $408,000, or 63.3%, increase in mortgage banking, equipment lending, and title abstract fees, a $362,000 gain on sale of investment securities available for sale, a $215,000, or 413.5%, increase in gain on sales from SBA loans, a $139,000, or 408.8%, increase in other fees and service charges, and a $23,000, or 10.6%, increase in insurance commissions. The increases in net gain on loans held for sale, loan servicing income, and mortgage banking, equipment lending, and title abstract fees were primarily attributable to Oakmont’s results for the six months ended June 30, 2021. The increase in other fees and service charges was primarily due to the increase in loan prepayment fees. These increases were partially offset by an $18,000 decrease in net gains on sale and write-downs of other real estate owned.

The $4.0 million, or 73.0%, increase in non-interest expense for the six months ended June 30, 2021 over the comparable period in 2020 was primarily due to a $3.1 million, or 81.7%, increase in salaries and employee benefits expense, a $341,000, or 80.6%, increase in occupancy and equipment expense, a $193,000, or 42.4%, increase in other expense, a $154,000, or 67.8%, increase in professional fees, a $110,000, or 37.0%, increase in data processing expense, a $77,000, or 51.3%, increase in advertising expense, a $77,000, or 163.8%, increase in FDIC deposit insurance assessment, and a $14,000, or 12.3%, increase in Directors’ fees and expenses. The increase in salaries and employee benefits is primarily due to generally expanding and improving the level of staff at the Bank and its subsidiary companies, including Oakmont. The increases in occupancy and equipment expense, other expense, professional fees, and advertising expense were primarily due to Oakmont’s results for the six months ended June 30, 2021.  The increase in non-interest expense was partially offset by a $10,000, or 45.5%, decrease in other real estate owned expense.

The provision for income tax increased $521,000, or 110.9%, from $470,000 for the six months ended June 30, 2020 to $991,000 for the six months ended June 30, 2021 due primarily to the increase in pre-tax income.

The Company’s total assets at June 30, 2021 were $527.0 million, an increase of $42.9 million, or 8.9%, from $484.1 million at December 31, 2020.  This growth in total assets was primarily due to a $46.2 million, or 86.8%, increase in loans held for sale, and a $17.2 million, or 4.8%, increase in loans receivable, net.  These increases were partially offset by a $15.0 million, or 44.2%, decrease in cash and cash equivalents and a $6.1 million, or 57.3%, decrease in investment securities available for sale at fair value. The largest increases within the loan portfolio occurred in commercial business loans which increased $103.8 million, or 67.3%, construction loans which increased $8.8 million, or 183.7%, commercial real estate which increased $5.4 million, or 4.1%, one-to-four family owner occupied loans which increased $2.0 million, or 26.6%, and one-to-four family non-owner occupied loans which increased $2.0 million, or 5.3%. The increase in commercial business loans was due primarily to the $88.3 million of round two of SBA PPP loans generated during the period ended June 30, 2021.

Loans held for sale increased $46.2 million, or 86.8%, from $53.2 million at December 31, 2020 to $99.4 million at June 30, 2021 as the Bank’s mortgage banking subsidiary, Quaint Oak Mortgage, LLC, originated $100.7 million of one-to-four family residential loans during the six months ended June 30, 2021 and sold $122.6 million of loans in the secondary market during this same period. Additionally, the Bank reclassified $17.4 million of equipment loans from loans receivable, net, to loans held for sale, received $9.8 million of loans held for sale from the formation of Oakmont Capital Holdings LLC, and originated $62.7 million in equipment loans held for sale during the six months ended June 30, 2021. During the six months ended June 30, 2021 the Company sold $21.8 million of equipment loans.

Total deposits increased $70.7 million, or 19.9%, to $425.5 million at June 30, 2021 from $354.8 million at December 31, 2020. This increase in deposits was primarily attributable to increases of $78.9 million, or 83.0%, in money market accounts, and $19.8 million, or 36.6%, in non-interest bearing checking accounts. The increase in deposits was partially offset by a $33.7 million, or 16.9%, decrease in certificates of deposit. The increase in non-interest bearing checking accounts was primarily due to the checking accounts opened by PPP loan customers.

Total Federal Home Loan Bank (FHLB) borrowings decreased $4.0 million, or 10.5%, to $34.2 million at June 30, 2021 from $38.2 million at December 31, 2020. During the six months ended June 30, 2021, the Company used excess liquidity to pay down $10.0 million of FHLB short-term and $4.0 million of FHLB long-term borrowings. At the end of the second quarter, the Company borrowed $10.0 million of short-term FHLB advances to provide additional liquidity in anticipation of loan funding needs. Federal Reserve Bank (FRB) long-term borrowings decreased $30.3 million, or 62.9%, to $17.9 million at June 30, 2021 from $48.1 million at December 31, 2020 as the Company paid off PPP loans pledged as collateral under the FRB’s Paycheck Protection Program Liquidity Facility (PPPLF).  The Company did not utilize the FRB’s PPPLF to fund second round PPP loans. Other borrowings increased to $1.2 million at June 30, 2021 from none at December 31, 2020.

 Total stockholders’ equity increased $4.5 million, or 15.6%, to $33.2 million at June 30, 2021 from $28.7 million at December 31, 2020.  Contributing to the increase was noncontrolling interest of $2.1 million, net income for the six months ended June 30, 2021 of $2.5 million, common stock earned by participants in the employee stock ownership plan of $122,000, the reissuance of treasury stock for exercised stock options of $87,000, amortization of stock awards and options under our stock compensation plans of $84,000, and the reissuance of treasury stock under the Bank’s 401(k) Plan of $33,000. These increases were partially offset by dividends paid of $398,000, net loss attributable to noncontrolling interest of $121,000, other comprehensive loss, net of $84,000, and the purchase of treasury stock of $25,000.

Non-performing loans amounted to $9,000 at June 30, 2021, consisting of one 1-4 family non-owner occupied residential loan, which is on non-accrual status. Comparably, non-performing loans amounted to $643,000 or 0.18% of net loans receivable at December 31, 2020, consisting of five loans, two loans of which were on non-accrual status and three loans were 90 days or more past due and accruing interest. The allowance for loan losses as a percent of total loans receivable, net was 0.99% at June 30, 2021 and 0.85% at December 31, 2020. Excluding PPP loans, which are 100% guaranteed by the SBA, the allowance for loan losses to total loans was 1.39% at June 30, 2021.

Other real estate owned (OREO) amounted to $342,000 at June 30, 2021 consisting of one property that is collateral for a non-performing construction loan. During the six months ended June 30, 2021, the Company made $56,000 of capital improvements to the property.  Non-performing assets amounted to $351,000, or 0.07% of total assets at June 30, 2021 compared to $929,000, or 0.19% of total assets at December 31, 2020.

Quaint Oak Bancorp, Inc. is the parent company for the Quaint Oak Family of Companies. Quaint Oak Bank, a Pennsylvania-chartered stock savings bank and wholly-owned subsidiary of the Company, is headquartered in Southampton, Pennsylvania and conducts business through three regional offices located in the Delaware Valley, Lehigh Valley and Philadelphia markets. Quaint Oak Bank’s subsidiary companies include Quaint Oak Abstract, LLC, Quaint Oak Insurance Agency, LLC, Quaint Oak Mortgage, LLC and Quaint Oak Real Estate, LLC. These subsidiary companies conduct business from numerous locations within the Bank’s market area.  As of January 4, 2021, the Bank holds a majority equity position in Oakmont Capital Holdings, LLC, a multi-state equipment finance company based in West Chester, Pennsylvania with a second significant facility located in Albany, Minnesota. Oakmont’s second quarter and year-to-date results are incorporated in the financial statements below.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Factors which could result in material variations include, but are not limited to, changes in interest rates which could affect net interest margins and net interest income, competitive factors which could affect net interest income and noninterest income, changes in demand for loans, deposits and other financial services in the Company's market area; changes in asset quality, general economic conditions as well as other factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

In addition to factors previously disclosed in the reports filed by the Company with the Securities and Exchange Commission and those identified elsewhere in this press release, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: the strength of the United States economy in general and the strength of the local economies in which the Company conducts its operations; general economic conditions; the scope and duration of the COVID-19 pandemic; the effects of the COVID-19 pandemic, including on the Company’s credit quality and operations as well as its impact on general economic conditions; legislative and regulatory changes including actions taken by governmental authorities in response to the COVID-19 pandemic; monetary and fiscal policies of the federal government; changes in tax policies, rates and regulations of federal, state and local tax authorities including the effects of the Tax Reform Act; changes in interest rates, deposit flows, the cost of funds, demand for loan products and the demand for financial services, in each case as may be affected by the COVID-19 pandemic, competition, changes in the quality or composition of the Company’s loan, investment and mortgage-backed securities portfolios; geographic concentration of the Company’s business; fluctuations in real estate values; the adequacy of loan loss reserves; the risk that goodwill and intangibles recorded in the Company’s financial statements will become impaired; changes in accounting principles, policies or guidelines and other economic, competitive, governmental and technological factors affecting the Company’s operations, markets, products, services and fees.

QUAINT OAK BANCORP, INC.
Consolidated Balance Sheets
(In Thousands)
	At June 30,	At December 31,
	2021	2020
	(Unaudited)	(Unaudited)
Assets
Cash and cash equivalents	$18,939	$33,913
Investment in interest-earning time deposits	7,979	9,463
Investment securities available for sale at fair value	4,581	10,725
Loans held for sale	99,383	53,191
Loans receivable, net of allowance for loan losses (2021: $3,746; 2020: $3,061)	376,339	359,122
Accrued interest receivable	3,358	3,054
Investment in Federal Home Loan Bank stock, at cost	1,578	1,665
Bank-owned life insurance	4,094	4,054
Premises and equipment, net	2,412	2,341
Goodwill	3,107	515
Other intangible, net of accumulated amortization	247	271
Other real estate owned, net	342	286
Prepaid expenses and other assets	4,617	5,475
Total Assets	$526,976	$484,075

Liabilities and Stockholders’ Equity
Liabilities
Deposits
Non-interest bearing	$74,010	$54,202
Interest-bearing	351,519	300,643
Total deposits	425,529	354,845
Federal Home Loan Bank advances	34,193	38,193
Federal Reserve Bank advances	17,867	48,134
Subordinated debt	7,917	7,899
Other borrowings	1,209	-
Accrued interest payable	392	362
Advances from borrowers for taxes and insurance	2,435	2,486
Accrued expenses and other liabilities	4,233	3,428
Total Liabilities	493,775	455,347
Total Quaint Oak Bancorp, Inc. Stockholders’ Equity	31,087	28,728
Noncontrolling Interest	2,114	-
Total Stockholders’ Equity	33,201	28,728
Total Liabilities and Stockholders’ Equity	$526,976	$484,075

QUAINT OAK BANCORP, INC.
Consolidated Statements of Income
(In Thousands, except share data)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2021	2020	2021	2020
	(Unaudited)		(Unaudited)
Interest Income	$5,843	$4,033	$10,732	$7,704
Interest Expense	1,106	1,376	2,367	2,804
Net Interest Income	4,737	2,657	8,365	4,900
Provision for Loan Losses	448	305	702	420
Net Interest Income after Provision for Loan Losses	4,289	2,352	7,663	4,480
Non-Interest Income	2,534	1,368	5,300	2,675
Non-Interest Expense	4,835	2,695	9,554	5,522
Income before Income Taxes	1,988	1,025	3,409	1,633
Income Taxes	567	294	991	470
Net Income	$1,421	$731	$2,418	$1,163
Net Loss Attributable to Noncontrolling Interest	$(88)	$-	$(121)	$-
Net Income Attributable to Quaint Oak Bancorp, Inc.	$1,509	$731	$2,539	$1,163

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
	(Unaudited)		(Unaudited)
Per Common Share Data:
Earnings per share – basic	$0.76	$0.37	$1.28	$0.59
Average shares outstanding – basic	1,991,617	1,978,421	1,985,844	1,971,276
Earnings per share – diluted	$0.72	$0.36	$1.22	$0.58
Average shares outstanding - diluted	2,091,490	2,003,159	2,078,980	2,011,843
Book value per share, end of period	$15.51	$13.45	$15.51	$13.45
Shares outstanding, end of period	2,004,015	2,001,614	2,004,015	2,001,614

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
	(Unaudited)		(Unaudited)
Selected Operating Ratios:
Average yield on interest-earning assets	4.32%	4.43%	4.08%	4.74%
Average rate on interest-bearing liabilities	1.04%	1.90%	1.12%	2.06%
Average interest rate spread	3.28%	2.53%	2.96%	2.68%
Net interest margin	3.50%	2.92%	3.18%	3.02%
Average interest-earning assets to average interest-bearing liabilities	127.35%	125.73%	124.57%	119.13%
Efficiency ratio	66.50%	66.97%	69.92%	81.12%

Asset Quality Ratios (1):
Non-performing loans as a percent of total loans receivable, net	n/m *	0.42%	n/m *	0.42%
Non-performing assets as a percent of total assets	0.07%	0.58%	0.07%	0.58%
Allowance for loan losses as a percent of non-performing loans	n/m *	183.53%	n/m *	183.53%
Allowance for loan losses as a percent of total loans receivable	0.99%	0.77%	0.99%	0.77%
Texas Ratio (2)	1.00%	8.23%	1.00%	8.23%

(1) Asset quality ratios are end of period ratios.
(2) Total non-performing assets divided by tangible common equity plus the allowance for loan losses.
 *   n/m - not meaningful

Contact
Quaint Oak Bancorp, Inc. Robert T. Strong, President and Chief Executive Officer (215) 364-4059

8